Exhibit 99.1

ADT REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Total revenue growth of 10% for the fourth quarter; 12% for the full year
Full year commercial organic revenue growth of 16%
Greater home automation, over 80% interactive take rate strengthen residential position
Full year financial performance in line with guidance despite sale of ADT Canada
National launch of consumer financing subsequent to quarter end
Provides preliminary 2020 outlook

BOCA RATON, FL – March 5, 2020 – ADT Inc. (NYSE: ADT), a leading provider of security, automation, and smart home solutions serving consumer and business customers in the United States, today reported the results for its fourth quarter and full year 2019.
FOURTH QUARTER 2019 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)
•Total revenue of $1,298 million, up 10% from $1,185 million
•Net loss of $72 million, compared to net loss of $149 million
•Adjusted EBITDA of $607 million, compared to $614 million

FULL YEAR 2019 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)(2)
•Total revenue of $5,126 million, up 12% from $4,582 million
•Net loss of $424 million, compared to net loss of $609 million
•Adjusted EBITDA of $2,483 million, compared to $2,453 million
•Net cash provided by operating activities of $1,873 million, compared to $1,788 million
•Net cash used in investing activities of $978 million, compared to $1,738 million
•Net cash used by financing activities of $1,214 million, compared to net cash provided by financing activities of $193 million
•Free Cash Flow before special items of $590 million, up 10% from $538 million
•Trailing twelve-month revenue payback improved to 2.3 years from 2.4 years
•Trailing twelve-month gross customer revenue attrition of 13.4%, an increase of 10 bps

"Strong fourth quarter results capped a successful year for ADT in which we demonstrated strong growth in revenue, earnings and cash flow while significantly expanding product offerings, investing in new technologies, and enhancing our customer offerings. We returned over $700 million to shareholders through dividends and share repurchases, and significantly extended our debt maturities while lowering borrowing costs,” stated Jim DeVries, ADT's President and CEO. “We continue to see our residential customer base move to interactive services, with a record forty-seven percent of customers using them at the end of 2019. Full year sales for Red Hawk, combined with double digit organic growth and tuck-in acquisitions helped expand ADT’s commercial revenue by $450 million during the year and now represents over 20% of total revenue. In addition, customer revenue payback, one of our most important performance indicators, further improved. Entering 2020, we have built a strong foundation to efficiently accelerate the growth of residential with the national rollout of consumer financing, the acquisition of Defenders, new partnerships, and the continued development of our DIY platform, Blue by ADT.”

FOURTH QUARTER 2019 RESULTS(1)(2)
Total revenue was $1,298 million, up 10%, or $113 million year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1,058 million of total revenue, was up 2%, or $18 million over the same period last year. The growth in M&S revenue was primarily due to higher recurring monthly revenue (“RMR”) in our US operations, which was up 2%, driven primarily by incremental RMR from recent acquisitions. The increase was partially offset by a reduction of revenue due to the sale of ADT Canada. In addition to M&S revenue, installation and other revenue was up by an additional $95 million from last year, as a result of the successful execution of the Company’s commercial growth strategy.
The Company reported a net loss of $72 million, compared to prior year’s net loss of $149 million. The improvement was primarily due to the prior year’s goodwill impairment of $88 million related to the underperformance of ADT Canada, as well as higher revenue and general increases in operating expenses largely due to recent acquisitions. Diluted earnings per share was $(0.10) versus $(0.20) in the prior year. Diluted earnings per share before special items was $(0.03) versus $(0.04) in the prior year.
Adjusted EBITDA was $607 million, down 1%, or $6 million year-over-year. The decrease was driven by the sale of ADT Canada which adversely impacted year over year results by approximately 2%. The decrease was partially offset by an increase due to recent acquisitions, which resulted in higher M&S and installation revenue net of the associated costs and selling, general and administrative expenses, excluding items outside of our definition of Adjusted EBITDA.
Trailing twelve-month customer revenue payback improved to 2.3 years from 2.4 years in the fourth quarter of 2019. The improvement was a result of higher installation revenue, efficient sales and installation spend, and other productivity actions.
Trailing twelve-month gross customer revenue attrition was 13.4%, compared to 13.3%, an increase of approximately 10 basis points year-over-year. The change is primarily due to a higher level of dealer disconnects, partially offset by a lower level of direct disconnects.

FULL YEAR 2019 RESULTS(1)
On a full year basis, the Company reported total revenue of $5,126 million, up 12%, or $544 million year-over-year, which includes incremental revenue associated with acquisitions. M&S revenue was $4,308 million, and installation and other revenue was $818 million, up 5% and 73%, or $198 million and $346 million, respectively.
Net loss was $424 million, compared to prior year’s net loss of $609 million. Diluted earnings per share was $(0.57) versus $(0.81) in the prior year. Diluted earnings per share before special items was $(0.09) versus $(0.16) in the prior year.
Adjusted EBITDA increased by $30 million, or 1%, to $2,483 million.
Net cash provided by operating activities was $1,873 million, up from $1,788 million in the prior year. The increase was primarily due to a decrease in interest payments of $142 million, which was largely due to the full redemption of our prior mandatorily redeemable preferred securities in July 2018, and an increase in M&S revenue combined with an increase in installation revenue, partially offset by the associated costs and an increase in selling, general and administrative expenditures. The remainder of the activity in cash flows provided by operating activities relates to changes in assets and liabilities due to the volume and timing of other operating cash receipts and payments relative to when the transactions are reflected in earnings.
Net cash used in investing activities was $978 million, compared to $1,738 million in the prior year. The decrease was primarily due to the sale of ADT Canada in 2019, a decrease related to cash used for business acquisitions, primarily as a result of the acquisition of Red Hawk in 2018, and a decrease in the volume and timing of dealer and bulk additions, spend on subscriber system assets, and non-subscriber capital expenditures.
Net cash used by financing activities was $1,214 million and consisted of dividend payments on common stock, net repayment of long-term borrowings, repurchases of common stock, and payments associated with deferred financing fees. In the prior year, net cash provided by financing activities was $193 million and consisted primarily of the net proceeds from the IPO, offset by net repayments on our long-term borrowing and dividend payments on our common stock.
Free Cash Flow before special items was $590 million, up 10% from $538 million in the prior year. The year-over-year improvement was primarily a result of a decrease in capitalized subscriber acquisition costs, lower cash interest, excluding the cash interest paid on redemption of mandatorily redeemable preferred securities in July 2018, and an increase in Adjusted EBITDA, partially offset by a negative impact associated with timing of certain working capital items and an increase in non-subscriber capital expenditures.

HIGHLIGHTS
ADT Commercial - ADT Commercial continued to grow its geographic footprint and dedication to serving mid-market, national, and large-scale commercial customers with the acquisitions of Atlanta-based Critical Systems, LLC in November 2019, and Alliant Integrators, Inc. of Louisville, KY, in January 2020. These acquisitions deepen ADT Commercial’s ability to become an ideal integrator and partner for commercial enterprises in the Atlanta, Kentucky, and Southern Indiana regions.
Defenders Acquisition – ADT acquired Defenders, its largest authorized dealer, in January 2020, adding nearly 3,000 team members and more than 100 branch locations to ADT. The ADT-Defenders relationship goes back 22 years, and the merger provides immediate benefits, including streamlined marketing efficiencies, customer segmentation opportunities, and customer experience improvements. Additional benefits are expected to include lower subscriber acquisition costs, improved revenue payback period and sustainable, long term new account gains.
Consumer Financing Rolls Out Nationwide – ADT’s consumer financing program pilot phase concluded in February and is now available to eligible customers across the United States. ADT customers can now choose to finance their smart home security systems over 24, 36 or 60 months, reducing up-front costs with a consumer-friendly $0 down, 0% interest offer. We believe this initiative will allow our customers to participate in our more advanced offerings while also providing flexible payment arrangements to suit the individual needs of our customers.
Smart Home Automation Growth – ADT and real estate developer HHHunt entered into an agreement in February for ADT to install smart home automation services into 7,700 multifamily units across four states in the mid-Atlantic region, further establishing our place as a premier multifamily housing technology solutions provider.
Enhanced Mobile Offering – ADT’s mobile security platform, Safe by ADT, is now helping to secure many of Lyft’s 30 million ride share users in a pilot program that has reached 10 major U.S. cities. Additionally, ADT SoSecure, a new stand-alone mobile safety product from ADT, was announced at CES 2020 and is expected to bring the power of ADT’s professional monitoring service to smartphone users across the United States.
Blue by ADT – ADT’s launch and release of the new DIY smart home security brand, Blue by ADT, further solidifies ADT as the leading smart home security provider. Less than one year after acquiring LifeShield, we developed and released four new smart home security products in January 2020, with a full DIY security suite scheduled for launch during 2020. Blue by ADT gained significant notoriety at the Consumer Electronics Show in Las Vegas, where Business Insider called the brand the “Best New Smart Home Security System” seen at CES 2020.
Sale of ADT Canada – The sale of ADT Canada to TELUS closed in November 2019. The transaction comprised all of ADT Canada’s operations and assets.
Debt Refinancing – In January 2020, the Company issued $1,300 million principal amount of 6.250% second-priority senior secured notes due 2028. The proceeds, along with cash on hand, were used to redeem the outstanding $1,246 million aggregate principal amount of 9.250% second-priority senior secured notes due 2023 in full and pay related fees and expenses in connection with the transaction.

Quarterly Dividend - Effective March 5, 2020, the Company’s board of directors declared a cash dividend of $0.035 per share to common stockholders of record as of March 19, 2020. This dividend will be paid on April 2, 2020.

2020 PRELIMINARY FINANCIAL OUTLOOK(3)

The Company is providing the following preliminary financial guidance for 2020:

(in millions)
Total Revenue	$5,000 - $5,300
Adjusted EBITDA	$2,175 - $2,250
Free Cash Flow before special items	$630 - $670

The Company is in the early stages of integrating the January 2020 acquisition of Defenders and implementing the February 2020 national launch of a new consumer financing program. Both require further evaluation, decisions, and actions that may impact our 2020 operating results and financial presentation, as well as the accounting treatment of the above metrics. We plan to update our 2020 preliminary Total Revenue and Adjusted EBITDA outlook following the release of our first quarter results, when we anticipate that these evaluations, decisions, and actions will be largely completed.
The Company is not providing a quantitative reconciliation of its preliminary financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP preliminary financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — “Non-GAAP Measures—Adjusted EBITDA” and “Non-GAAP Measures—Free Cash Flow before special items.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1)	All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, Diluted earnings per share before special items, Commercial Organic Revenue, Commercial Inorganic Revenue, and Commercial Organic Revenue Growth are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)	In conjunction with the acquisition of LifeShield LLC, gross customer revenue attrition is presented excluding existing and new do-it-yourself (“DIY”) customers. As a result, trailing twelve-month gross customer revenue attrition excludes DIY customers. For all prior communications covering periods prior to January 1, 2019, trailing twelve-month gross customer revenue attrition included DIY customers. Including DIY customers as of December 31, 2018 rounds to the same percentage as presented in this communication.

(3)	Guidance excludes 3G and Code-Division Multiple Access (“CDMA”) radio conversion costs. There are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions. We continue to estimate the range of costs for this replacement program at $200 million to $325 million, of which we incurred $25 million during 2019 and we expect to incur $100 million to $150 million during 2020. This range is net of any revenue we collect from customers associated with these radio replacements and cellular network conversions. Outlook also assumes no material impact to our business from the coronavirus COVID-19 disease currently affecting parts of the United States and a variety of other countries.

Media Inquiries:	Investor Relations:
Paul Wiseman - ADT paulwiseman@adt.com	Derek Fiebig - ADT tel: 888.238.8525 investorrelations@adt.com

Conference Call
Management will discuss the Company’s fourth quarter and full year 2019 results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:
•By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Fourth Quarter and Full Year 2019 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com

An audio replay of the conference call will be available from approximately 8:00 pm ET on March 5, 2020 until 11:59 pm ET on March 19, 2020, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 13699192 or by accessing ADT's website at  investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.
From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding our Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.

ADT is a leading provider of security, automation, and smart home solutions serving consumer and business customers through more than 200 locations, 9 monitoring centers, and the largest network of security professionals in the United States. We offer many ways to help protect customers by providing 24/7 professional monitoring services as well as delivering lifestyle-driven solutions via professionally installed, do-it-yourself (“DIY”), mobile, and digital-based offerings for consumer, small business customers and larger commercial customers. For more information, please visit www.adt.com or follow on Twitter, LinkedIn, Facebook, and Instagram.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow before special items, Net Income (Loss) before special items, Diluted Earnings Per Share (“EPS”) before special items, Commercial Organic Revenue, Commercial Inorganic Revenue, and Commercial Organic Revenue Growth as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; subscriber system asset additions; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.
Free Cash Flow before special items
We define Free Cash Flow before special items as Free Cash Flow adjusted for payments related to (i) financing and consent fees, (ii) restructuring and integration, (iii) integration related capital expenditures, (iv) radio conversion costs, and (v) other payments or receipts that may mask our operating results or business trends. As a result, subject to the limitations described below, Free Cash Flow before special items is a useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow before special items adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow before special items is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow before special items in combination with the GAAP cash flow numbers.
Net Income (Loss) and Diluted EPS before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other, (ii) financing and consent fees, (iii) foreign currency gains/losses, (iv) losses on extinguishment of debt, (v) radio conversion costs, (vi) share-based compensation expense, (vii) the change in the fair value of interest rate swaps not designated as hedges, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes. Diluted EPS before special items is diluted EPS adjusted for the items above. The difference between Net Income (Loss) before special items and Diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. We believe that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.

Commercial Organic / Inorganic Revenue and Commercial Organic Revenue Growth
We believe that the presentation of commercial organic revenue, commercial inorganic revenue, and commercial organic revenue growth is appropriate to provide additional information to investors about the periodic growth of our business on a consistent basis.
We define commercial organic revenue as revenue associated with commercial and national accounts adjusted for commercial inorganic revenue, which represents incremental total revenue associated with commercial and national accounts from acquisitions until there is a full twelve-month overlap from the date of acquisition. In addition, commercial organic revenue excludes current and prior period total revenue from divested operations associated with commercial and national accounts. We define commercial organic revenue growth as the increase in commercial organic revenue over a stated period.
There are material limitations to using commercial organic revenue, commercial inorganic revenue, and commercial organic revenue growth as they do not take into account all revenue in a given period. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering commercial organic revenue, commercial inorganic revenue, and commercial organic revenue growth in conjunction with revenue determined in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2020 Preliminary Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$49	$363
Accounts receivable trade, net	287	246
Inventories, net	104	89
Work-in-progress	34	26
Prepaid expenses and other current assets	151	130
Total current assets	625	854
Property and equipment, net	329	327
Subscriber system assets, net	2,739	2,908
Intangible assets, net	6,670	7,488
Goodwill	4,960	5,082
Deferred subscriber acquisition costs, net	513	430
Other assets	248	120
Total assets	$16,084	$17,209

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$58	$58
Accounts payable	242	221
Deferred revenue	342	335
Accrued expenses and other current liabilities	477	398
Total current liabilities	1,120	1,012
Long-term debt	9,634	9,944
Deferred subscriber acquisition revenue	674	544
Deferred tax liabilities	1,166	1,342
Other liabilities	305	141
Total liabilities	12,899	12,984
Total stockholders' equity	3,184	4,225
Total liabilities and stockholders' equity	$16,084	$17,209
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Three Months Ended		For the Years Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Monitoring and related services	$1,058	$1,040	$4,308	$4,110
Installation and other	240	145	818	472
Total revenue	1,298	1,185	5,126	4,582
Cost of revenue (exclusive of depreciation and amortization shown separately below)	370	283	1,390	1,041
Selling, general and administrative expenses	359	324	1,407	1,247
Depreciation and intangible asset amortization	487	484	1,989	1,931
Merger, restructuring, integration, and other	13	(5)	36	(3)
Goodwill impairment	—	88	45	88
Loss on sale of business	6	—	62	—
Operating income	64	11	196	278
Interest expense, net	(154)	(162)	(620)	(663)
Loss on extinguishment of debt	(1)	—	(104)	(275)
Other income (expense)	2	(2)	5	28
Loss before income taxes	(88)	(153)	(522)	(633)
Income tax benefit	16	4	98	23
Net loss	$(72)	$(149)	$(424)	$(609)

Net loss per share
Basic and diluted	$(0.10)	$(0.20)	$(0.57)	$(0.81)

Weighted-average number of shares:
Basic and diluted	743	757	747	748
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Years Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net loss	$(424)	$(609)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,989	1,931
Amortization of deferred subscriber acquisition costs	80	60
Amortization of deferred subscriber acquisition revenue	(107)	(79)
Share-based compensation expense	86	135
Deferred income taxes	(118)	(27)
Provision for losses on accounts receivable and inventory	55	61
Loss on extinguishment of debt	104	275
Goodwill impairment	45	88
Loss on sale of business	62	—
Other non-cash items, net	138	20
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Deferred subscriber acquisition costs	(190)	(185)
Deferred subscriber acquisition revenue	260	256
Other, net	(107)	(139)
Net cash provided by operating activities	1,873	1,788
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(670)	(694)
Subscriber system assets	(542)	(576)
Capital expenditures	(159)	(127)
Acquisition of businesses, net of cash acquired	(109)	(353)
Sale of business, net of cash sold	496	—
Other investing, net	5	11
Net cash used in investing activities	(978)	(1,738)
Cash flows from financing activities:
Proceeds from initial public offering, net of related fees	—	1,406
Proceeds from long-term borrowings	3,403	423
Repayment of long-term borrowings, including call premiums	(3,845)	(700)
Repayment of mandatorily redeemable preferred securities, including redemption premium	—	(853)
Dividends on common stock	(565)	(79)
Repurchases of common stock	(150)	—
Deferred financing costs	(54)	—
Other financing, net	(3)	(4)
Net cash (used in) provided by financing activities	(1,214)	193

Effect of currency translation on cash	1	(2)

Net (decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(318)	240
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	367	127
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$49	$367
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA

	For the Three Months Ended		For the Years Ended
(in millions)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net loss	$(72)	$(149)	$(424)	$(609)
Interest expense, net	154	162	620	663
Income tax benefit	(16)	(4)	(98)	(23)
Depreciation and intangible asset amortization	487	484	1,989	1,931
Amortization of deferred subscriber acquisition costs	22	17	80	60
Amortization of deferred subscriber acquisition revenue	(29)	(23)	(107)	(79)
Share-based compensation expense	21	22	86	135
Merger, restructuring, integration and other	13	(5)	36	(3)
Goodwill impairment	—	88	45	88
Loss on sale of business	6	—	62	—
Loss on extinguishment of debt	1	—	104	275
Radio conversion costs, net(1)	12	—	25	5
Financing and consent fees(2)	—	9	23	9
Foreign currency (gains)/losses(3)	(1)	2	(1)	3
Acquisition related adjustments(4)	6	5	22	16
Licensing fees(5)	—	—	—	(22)
Other(6)	5	5	22	5
Adjusted EBITDA	$607	$614	$2,483	$2,453

Net loss to total revenue ratio	(5.5)%	(12.6)%	(8.3)%	(13.3)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	57.4%	59.0%	57.6%	59.7%
Note: amounts may not add due to rounding
_______________________
(1) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2) Represents fees expensed associated with financing transactions.
(3) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(4) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5) Represents other income related to $22 million of one-time licensing fees.
(6) Represents other charges and non-cash items as well as certain advisory and other costs associated with our transition to a public company. During 2019, includes a $10 million write-off of notes receivable from a strategic investment. During 2018, includes a gain of $7.5 million from the sale of equity in a third-party that we received as part of a settlement.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow Before Special Items

	For the Three Months Ended		For the Years Ended
(in millions)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$414	$382	$1,873	$1,788
Net cash provided by (used in) investing activities	179	(654)	(978)	(1,738)
Net cash (used in) provided by financing activities	(704)	380	(1,214)	193

Net cash provided by operating activities	$414	$382	$1,873	$1,788
Dealer generated customer accounts and bulk account purchases	(155)	(167)	(670)	(694)
Subscriber system assets	(112)	(148)	(542)	(576)
Capital expenditures	(39)	(33)	(159)	(127)
Free Cash Flow	108	34	502	391
Financing and consent fees	3	8	23	8
Restructuring and integration payments	5	4	14	18
Integration related capital expenditures	8	1	16	7
Radio conversion costs	12	1	25	6
Redemption of mandatorily redeemable preferred securities(1)	—	—	—	96
Other, net	(5)	11	10	12
Free Cash Flow before special items	132	59	590	538
Note: amounts may not add due to rounding
_______________________
(1) On July 2, 2018, the Company redeemed mandatorily redeemable preferred securities in full, which included the payment of accumulated dividend obligation of $96 million ($51 million related to 2018 and $45 million related to 2017), which is excluded from Free Cash Flow before special items.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Net Loss Before Special Items

	For the Three Months Ended		For the Years Ended
(in millions)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net loss	$(72)	$(149)	$(424)	$(609)
Merger, restructuring, integration, and other	13	(5)	36	(3)
Financing and consent fees(1)	—	9	23	9
Foreign currency (gains)/losses(2)	(1)	2	(1)	3
Loss on extinguishment of debt	1	—	104	275
Radio conversion costs, net(3)	12	—	25	5
Share-based compensation expense	21	22	86	135
Interest rate swaps, net(4)	—	5	8	(4)
Acquisition related adjustments(5)	6	5	22	16
Licensing fees(6)	—	—	—	(22)
Other(7)	5	5	22	5
Goodwill impairment	—	88	45	88
Loss on sale of business	6	—	62	—
Tax adjustments(8)	(14)	(10)	(74)	(15)
Net loss before special items	$(24)	$(28)	$(66)	$(116)
Note: amounts may not add due to rounding
_______________________
(1) Represents fees expensed associated with financing transactions.
(2) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(3) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(4) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(5) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(6) Represents other income related to $22 million of one-time licensing fees.
(7) Represents other charges and non-cash items as well as certain advisory and other costs associated with our transition to a public company. During 2019, includes a $10 million write-off of notes receivable from a strategic investment. During 2018, includes a gain of $7.5 million from the sale of equity in a third-party that we received as part of a settlement.
(8) Represents tax impact on special items. In 2018, includes a one-time non-deductible tax impact on share-based compensation expense related to certain awards.

Diluted EPS Before Special Items

	For the Three Months Ended		For the Years Ended
(in millions, except per share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Diluted EPS (GAAP)	$(0.10)	$(0.20)	$(0.57)	$(0.81)
Impact of special items	0.08	0.17	0.58	0.68
Impact of tax adjustments	(0.02)	(0.01)	(0.10)	(0.02)
Diluted EPS before special items	$(0.03)	$(0.04)	$(0.09)	$(0.16)

Diluted weighted-average number of shares outstanding	743	757	747	748
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Commercial Organic Revenue and Commercial Organic Revenue Growth

	For the Years Ended
(in millions)	December 31, 2019	December 31, 2018
Total revenue	$5,126	$4,582
Revenue growth	12%

Commercial revenue(1)	$1,064	$605
Commercial revenue growth	76%

Acquisition-related commercial revenue(2)	(370)	$—
Divestiture-related commercial revenue(3)	(28)	(32)
Commercial organic revenue	$667	573
Commercial organic revenue growth	16%
_______________________
(1) Represents total revenue associated with commercial and national accounts.
(2) Represents incremental total revenue associated with commercial and national accounts from acquisitions until there is a full twelve-month overlap from the date of acquisition.
(3) Represents total revenue from divested operations associated with commercial and national accounts.